Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Fourth Quarter

and Year Ended December 31, 2012

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 22, 2013): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $2.1 million, or $0.10 per diluted share, for the quarter ended December 31, 2012 compared to $2.0 million, or $0.09 per diluted share, for the quarter ended December 31, 2011. For the year ended December 31, 2012, net income was $12.4 million, or $0.57 per diluted share compared to $12.0 million, or $0.55 per diluted share, for the year ended December 31, 2011. The Company recorded a pre-tax gain of $4.8 million on June 8, 2012 due to the sale of Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. and NBT Bank, N.A. On an after-tax basis, this gain increased net income by $2.9 million, or $0.13 per diluted share, for the year ended December 31, 2012. The Company’s return on average assets was 0.38% for the quarter ended December 31, 2012 compared to 0.40% for the quarter ended December 31, 2011. For the year ended December 31, 2012, the Company’s return on average assets was 0.59% compared to 0.63% for the year ended December 31, 2011. The Company’s return on average equity was 3.59% for the quarter ended December 31, 2012 compared to 3.58% for the quarter ended December 31, 2011. For the year ended December 31, 2012, the Company’s return on average equity was 5.42% compared to 5.45% for the year ended December 31, 2011.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $2.1 million, or $0.10 per share, for the fourth quarter and $12.4 million, or $0.57 per share, for the full year of 2012. We are gratified by the extraordinary expansion the Bank experienced in conjunction with the improving Boston area economy during 2012, with total loan originations of $1.1 billion, and growth in core deposits of $279 million, or 29%. Commercial real estate loan originations for 2012 were $690 million, representing increased production of $409 million, or 146%. This growth drove the rise in net interest income of $8.2 million, or 14%, to $66.0 million and in our net interest margin by nine basis points to 3.33% for 2012, despite declining loan rates. We will continue to take advantage of our expanded capacity while we seek additional ways to increase market share and franchise value.”

Net interest income increased $2.5 million, or 16.8%, to $17.3 million for the quarter ended December 31, 2012 from $14.8 million for the quarter ended December 31, 2011. The net interest rate spread and net interest margin were 3.09% and 3.25%, respectively, for the quarter ended December 31, 2012 compared to 3.06% and 3.23%, respectively, for the quarter ended December 31, 2011. For the year ended December 31, 2012, net interest income increased $8.2 million, or 14.1%, to $66.0 million from $57.8 million for the year ended December 31, 2011. The net interest rate spread and net interest margin were 3.16% and 3.33%, respectively, for the year ended December 31, 2012 compared to 3.06% and 3.24%, respectively, for the year ended December 31, 2011. The increases in net interest income were due primarily to strong loan growth along with declines in the cost of funds for the fourth quarter and year ended December 31, 2012 compared to the same periods in 2011.

The average balance of the Company’s loan portfolio increased $320.4 million, or 26.0%, to $1.551 billion, which was partially offset by the decline in the yield on loans of 48 basis points to 4.90% for the year ended December 31, 2012 compared to the year ended December 31, 2011. The Company’s cost of total deposits declined 23 basis points to 0.92%, which was partially offset by the increase in the average balance of total deposits of $175.2 million, or 11.4%, to $1.711 billion for the year ended December 31, 2012 compared to the year ended December 31, 2011. The Company’s yield on interest-earning assets declined 13 basis points to 4.28% for the year ended December 31, 2012 compared to 4.41% for the year ended December 31, 2011, while the cost of funds declined 23 basis points to 1.02% for the year ended December 31, 2012 compared to 1.25% for the year ended December 31, 2011.

The Company’s provision for loan losses was $2.8 million for the quarter ended December 31, 2012 compared to $1.3 million for the quarter ended December 31, 2011. For the year ended December 31, 2012, the provision for loan losses was $8.6 million compared to $3.7 million for the year ended December 31, 2011. The increases in the provision for loan losses were primarily due to increases in the commercial real estate, construction and commercial business loan categories for the fourth quarter and year ended December 31, 2012 compared to the same periods in 2011. The provision for loan losses was also based on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $20.5 million or 1.13% of total loans outstanding at December 31, 2012, compared to $13.1 million or 0.96% of total loans outstanding at December 31, 2011.

Mr. Gavegnano noted, “The increase in our loan loss reserves during 2012 is a direct result of the impressive net increases of over $420 million in our commercial loan categories. Although our loans have been prudently underwritten, such growth requires us to increase our estimate of losses inherent in the loan portfolio.”

Non-performing loans declined $14.1 million, or 26.3%, to $39.6 million, or 2.19% of total loans outstanding, at December 31, 2012, from $53.7 million, or 3.97% of total loans outstanding, at December 31, 2011. Non-performing assets declined $15.4 million, or 26.7%, to $42.2 million, or 1.85% of total assets, at December 31, 2012, from $57.5 million, or 2.91% of total assets, at December 31, 2011. Non-performing assets at December 31, 2012 were comprised of $7.8 million of construction loans, $8.8 million of commercial real estate loans, $18.9 million of one- to four-family mortgage loans, $976,000 of multi-family mortgage loans, $2.7 million of home equity loans, and $424,000 of commercial business loans and foreclosed real estate of $2.6 million. Non-performing assets at December 31, 2012 included $19.5 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $18.5 million of non-performing loans and $1.0 million of foreclosed real estate.

Non-interest income increased $1.2 million, or 41.2%, to $4.2 million for the quarter ended December 31, 2012 from $3.0 million for the quarter ended December 31, 2011, primarily due to an increase of $1.4 million in gain on sales of securities, net, partially offset by a decrease of $188,000 in mortgage banking gains, net. For the year ended December 31, 2012, non-interest income increased $5.9 million, or 38.2%, to $21.3 million from $15.4 million for the year ended December 31, 2011, primarily due to a $4.8 million gain on sale of the Hampshire First Bank affiliate and increases of $1.1 million in gain on sales of securities, net, $778,000 in customer service fees and $246,000 in mortgage banking gains, net, partially offset by decreases of $800,000 in equity income from the Hampshire First Bank affiliate and $245,000 in loan fees.

Non-interest expenses increased $1.9 million, or 14.0%, to $15.5 million for the quarter ended December 31, 2012 from $13.6 million for the quarter ended December 31, 2011, primarily due to increases of $2.2 million in salaries and employee benefits and $206,000 in data processing expenses, partially offset by a decrease of $453,000 in other non-interest expenses. For the year ended December 31, 2012, non-interest expenses increased $9.0 million, or 17.6%, to $59.9 million from $51.0 million for the year ended December 31, 2011, primarily due to increases of $6.9 million in salaries and employee benefits, $602,000 in data processing expenses and $1.4 million in other non-interest expenses. The increases in non-interest expenses were primarily associated with the new branches opened and costs associated with the expansion of residential and commercial lending capacity in the past year. The Company’s efficiency ratio was 78.04% for the quarter ended December 31, 2012 compared to 77.40% for the quarter ended December 31, 2011. For the year ended December 31, 2012, the efficiency ratio was 77.96%, excluding the gain on sale of the Hampshire First Bank affiliate, compared to 74.16% for the year ended December 31, 2011.

Mr. Gavegnano added, “After having risen in the first half of 2012, our efficiency ratio declined in the second half along with the rise in net interest income and fee income. We expect further improvement as an added benefit of our continuing emphasis on loan and core deposit growth.”

The Company recorded a provision for income taxes of $1.1 million for the quarter ended December 31, 2012, reflecting an effective tax rate of 33.8%, compared to $946,000, or 32.5%, for the quarter ended December 31, 2011. For the year ended December 31, 2012, the provision for income taxes was $6.3 million, reflecting an effective tax rate of 33.7%, compared to $6.6 million, or 35.5%, for the year ended December 31, 2011. The changes in the income tax provision were primarily due to changes in the components of pre-tax income.

Total assets increased $304.4 million, or 15.4%, to $2.279 billion at December 31, 2012 from $1.974 billion at December 31, 2011. Net loans increased $445.0 million, or 33.2%, to $1.786 billion at December 31, 2012 from $1.341 billion at December 31, 2011. The net increase in loans for the year ended December 31, 2012 was primarily due to increases of $267.6 million in commercial real estate loans, $80.1 million in construction loans and $76.3 million in commercial business loans. Cash and cash equivalents decreased $63.5 million, or 40.5%, to $93.2 million at December 31, 2012 from $156.7 million at December 31, 2011. Securities available for sale decreased $72.4 million, or 21.6%, to $262.8 million at December 31, 2012 from $335.2 million at December 31, 2011.

Total deposits increased $260.9 million, or 16.3%, to $1.865 billion at December 31, 2012 from $1.604 billion at December 31, 2011, reflecting net growth in core deposits of $279.1 million, or 29.1%, to $1.237 billion, or 66.3% of total deposits. Total borrowings increased $29.8 million, or 22.7%, to $161.3 million at December 31, 2012 from $131.5 million at December 31, 2011, reflecting a $46.3 million increase in Federal Home Loan Bank advances partially offset by a $16.5 million decrease in short-term borrowings.

Mr. Gavegnano said, “Our deposit base grew $261 million, or 16%, for 2012, with the five new branches we opened during the last two years contributing 60% of that growth. The opening this month of our new East Boston Savings Bank branch in the Town of Belmont and a new Mt. Washington branch in Boston’s Allston neighborhood, along with the scheduled opening later this year of a new East Boston Savings Bank branch in the City of Somerville, will provide additional growth opportunities in our Boston market area.”

Total stockholders’ equity increased $14.0 million, or 6.4%, to $233.9 million at December 31, 2012, from $219.9 million at December 31, 2011. The increase for the year ended December 31, 2012 was due primarily to $12.4 million in net income and a $930,000 increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax, partially offset by a $1.0 million increase in treasury stock resulting from the Company’s repurchase of 87,504 shares. Stockholders’ equity to assets was 10.27% at December 31, 2012, compared to 11.14% at December 31, 2011. Book value per share increased to $10.57 at December 31, 2012 from $9.93 at December 31, 2011. Tangible book value per share increased to $9.95 at December 31, 2012 from $9.31 at December 31, 2011. Market price per share increased $4.33, or 34.8%, to $16.78 at December 31, 2012 from $12.45 at December 31, 2011. At December 31, 2012, the Company and the Bank continued to exceed all regulatory capital requirements.

As of December 31, 2012, the Company had repurchased 196,566 shares of its stock at an average price of $12.85 per share, or 21.7% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,600,494 shares at an average price of $10.45 per share since December 2008.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 25 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
Cash and due from banks	$93,129	$156,622
Federal funds sold	63	63

Total cash and cash equivalents	93,192	156,685
Certificates of deposit—affiliate bank	—	2,500
Securities available for sale, at fair value	262,785	335,230
Federal Home Loan Bank stock, at cost	12,064	12,538
Loans held for sale	14,502	4,192
Loans	1,806,843	1,354,354
Less allowance for loan losses	(20,504)	(13,053)

Loans, net	1,786,339	1,341,301
Bank-owned life insurance	36,251	35,050
Foreclosed real estate, net	2,604	3,853
Investment in affiliate bank	—	12,607
Premises and equipment, net	38,719	36,991
Accrued interest receivable	6,745	7,282
Prepaid deposit insurance	—	1,257
Deferred tax asset, net	6,999	7,434
Goodwill	13,687	13,687
Other assets	4,884	3,773

Total assets	$2,278,771	$1,974,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$204,079	$145,274
Interest-bearing	1,661,354	1,459,214

Total deposits	1,865,433	1,604,488
Short-term borrowings—affiliate bank	—	6,471
Short-term borrowings—other	—	10,056
Long-term debt	161,254	114,923
Accrued expenses and other liabilities	18,141	18,498

Total liabilities	2,044,828	1,754,436

Stockholders' equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	98,338	97,669
Retained earnings	146,959	134,533
Accumulated other comprehensive income	4,915	3,985
Treasury stock, at cost, 660,800 and 584,881 shares at December 31, 2012 and 2011, respectively	(8,331)	(7,317)
Unearned compensation—ESOP, 621,000 and 662,400 shares at December 31, 2012 and 2011, respectively	(6,210)	(6,624)
Unearned compensation—restricted shares, 203,345 and 265,710 at December 31, 2012 and 2011, respectively	(1,728)	(2,302)

Total stockholders' equity	233,943	219,944

Total liabilities and stockholders' equity	$2,278,771	$1,974,380

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$20,358	$16,818	$76,050	$66,157
Interest on debt securities	1,339	2,475	7,117	11,086
Dividends on equity securities	402	285	1,444	1,033
Interest on certificates of deposit	—	9	26	34
Interest on other interest-earning assets	70	116	254	422
Other interest and dividend income	14	35	78	80

Total interest and dividend income	22,183	19,738	84,969	78,812

Interest expense:
Interest on deposits	4,014	4,123	15,739	17,738
Interest on short-term borrowings	3	7	16	39
Interest on long-term debt	827	769	3,190	3,195

Total interest expense	4,844	4,899	18,945	20,972

Net interest income	17,339	14,839	66,024	57,840
Provision for loan losses	2,803	1,272	8,581	3,663

Net interest income, after provision for loan losses	14,536	13,567	57,443	54,177

Non-interest income:
Customer service fees	1,727	1,671	6,645	5,867
Loan fees	49	147	339	584
Mortgage banking gains, net	459	647	2,371	2,125
Gain on sales of securities, net	1,624	208	5,568	4,464
Income from bank-owned life insurance	309	302	1,201	1,221
Equity income (loss) on investment in affiliate bank	—	(22)	310	1,110
Gain on sale of investment in affiliate bank	—	—	4,819	—
Other income	1	—	8	17

Total non-interest income	4,169	2,953	21,261	15,388

Non-interest expenses:
Salaries and employee benefits	9,799	7,645	36,386	29,474
Occupancy and equipment	1,955	1,980	7,932	7,831
Data processing	926	720	3,511	2,909
Marketing and advertising	771	818	2,537	2,450
Professional services	536	698	2,966	2,685
Foreclosed real estate	105	198	599	328
Deposit insurance	462	424	1,760	1,893
Other general and administrative	963	1,127	4,257	3,424

Total non-interest expenses	15,517	13,610	59,948	50,994

Income before income taxes	3,188	2,910	18,756	18,571
Provision for income taxes	1,079	946	6,330	6,601

Net income	$2,109	$1,964	$12,426	$11,970

Earnings per share:
Basic	$0.10	$0.09	$0.57	$0.55
Diluted	$0.10	$0.09	$0.57	$0.55
Weighted average shares:
Basic	21,617,801	21,668,365	21,629,668	21,805,143
Diluted	21,925,933	21,798,777	21,858,381	21,931,863

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended December 31,
	2012			2011
	Average Balance	Interest	Yield/ Cost (5)	Average Balance	Interest	Yield/ Cost (5)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (1)	$1,715,280	$20,358	4.72%	$1,294,214	$16,818	5.16%
Securities and certificates of deposits	271,792	1,741	2.55	338,429	2,769	3.25
Other interest-earning assets (2)	132,104	84	0.25	190,700	151	0.31

Total interest-earning assets	2,119,176	22,183	4.16	1,823,343	19,738	4.29

Noninterest-earning assets	120,606			136,381

Total assets	$2,239,782			$1,959,724

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$170,555	224	0.52	$143,624	177	0.49
Money market deposits	586,493	1,293	0.88	422,352	892	0.84
Regular and other deposits	241,148	232	0.38	212,926	206	0.38
Certificates of deposit	629,178	2,265	1.43	663,628	2,848	1.70

Total interest-bearing deposits	1,627,374	4,014	0.98	1,442,530	4,123	1.13
Borrowings	165,574	830	1.99	132,876	776	2.32

Total interest-bearing liabilities	1,792,948	4,844	1.07	1,575,406	4,899	1.23

Noninterest-bearing demand deposits	195,149			145,770
Other noninterest-bearing liabilities	16,934			19,373

Total liabilities	2,005,031			1,740,549
Total stockholders' equity	234,751			219,175

Total liabilities and stockholders' equity	$2,239,782			$1,959,724

Net interest-earning assets	$326,228			$247,937

Net interest income		$17,339			$14,839

Interest rate spread (3)			3.09%			3.06%
Net interest margin (4)			3.25%			3.23%
Average interest-earning assets to average interest-bearing liabilities	118.20%			115.74%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,822,523	$4,014	0.88%	$1,588,300	$4,123	1.03%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,988,097	$4,844	0.97%	$1,721,176	$4,899	1.13%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Years Ended December 31,
	2012			2011
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (1)	$1,550,707	$76,050	4.90%	$1,230,294	$66,157	5.38%
Securities and certificates of deposits	298,918	8,587	2.87	364,199	12,153	3.34
Other interest-earning assets (2)	135,183	332	0.25	190,634	502	0.26

Total interest-earning assets	1,984,808	84,969	4.28	1,785,127	78,812	4.41

Noninterest-earning assets	124,727			128,955

Total assets	$2,109,535			$1,914,082

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$154,375	741	0.48	$134,557	613	0.46
Money market deposits	523,133	4,484	0.86	376,546	3,515	0.93
Regular and other deposits	231,274	887	0.38	205,664	1,003	0.49
Certificates of deposit	630,349	9,627	1.53	692,638	12,607	1.82

Total interest-bearing deposits	1,539,131	15,739	1.02	1,409,405	17,738	1.26
Borrowings	152,730	3,206	2.10	143,346	3,234	2.26

Total interest-bearing liabilities	1,691,861	18,945	1.12	1,552,751	20,972	1.35

Noninterest-bearing demand deposits	172,258			126,737
Other noninterest-bearing liabilities	16,166			15,138

Total liabilities	1,880,285			1,694,626
Total stockholders' equity	229,250			219,456

Total liabilities and stockholders' equity	$2,109,535			$1,914,082

Net interest-earning assets	$292,947			$232,376

Net interest income		$66,024			$57,840

Interest rate spread (3)			3.16%			3.06%
Net interest margin (4)			3.33%			3.24%
Average interest-earning assets to average interest-bearing liabilities	117.32%			114.97%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,711,389	$15,739	0.92%	$1,536,142	$17,738	1.15%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,864,119	$18,945	1.02%	$1,679,488	$20,972	1.25%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended December 31,		At or For the Years Ended December 31,
	2012	2011	2012	2011
Key Performance Ratios
Return on average assets (1)	0.38%	0.40%	0.59%	0.63%
Return on average equity (1)	3.59	3.58	5.42	5.45
Stockholders' equity to total assets	10.27	11.14	10.27	11.14
Interest rate spread (1) (2)	3.09	3.06	3.16	3.06
Net interest margin (1) (3)	3.25	3.23	3.33	3.24
Non-interest expense to average assets (1)	2.77	2.78	2.84	2.66
Efficiency ratio (4)	78.04	77.40	77.96	74.16

			December 31, 2012	December 31, 2011
Asset Quality Ratios
Allowance for loan losses/total loans			1.13%	0.96%
Allowance for loan losses/non-performing loans			51.81	24.31
Non-performing loans/total loans			2.19	3.97
Non-performing loans/total assets			1.74	2.72
Non-performing assets/total assets			1.85	2.91

Share Related
Book value per share			$10.57	$9.93
Tangible book value per share			$9.95	$9.31
Market value per share			$16.78	$12.45
Shares outstanding			22,135,855	22,149,409

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.